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                                                                       EXHIBIT H


                           MOBILITY ELECTRONICS, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT
                           (COMMITTEE CHAIRMAN GRANT)


         This Non-Qualified Stock Option Agreement (the "Agreement"), dated as of May 23, 2001, is entered into by and between Mobility Electronics, Inc., a Delaware corporation (the "Company"), and Jeffrey R. Harris, a director of the Company (the "Optionee"). In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:

         1. GRANT OF OPTION. Under the terms and conditions of the Company's Amended and Restated 1996 Long Term Incentive Plan (the "Plan"), the Company grants to the Optionee an option (the "Option") to purchase from the Company all or any part of a total of 1,000 shares of the Company's Common Stock, par value $.01 per share, at a price of $3.06 per share. The Option is granted as of the date first above written (the "Date of Grant"). This Option constitutes the initial automatic grant of an option to Optionee, in his role as a director of the Company, pursuant to Section 6(b)(v)(A) of the Plan, as modified for Optionee pursuant to Section 6(b)(v)(C) of the Plan.

         2. CHARACTER OF OPTION. The Option is not an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

         3. TERM. Each vested portion of the Option will expire on the fourth anniversary of the date of vesting.

         4. VESTING. Subject to the provisions of Section 6(b) of the Plan, the Option will vest and may be exercised at the cumulative rate of 250 shares per calendar quarter, commencing on July 1, 2001. Notwithstanding the above, this Option shall: (i) cease to vest, and any unvested portion of the Option shall be deemed to be terminated and not thereafter exercisable, at such time as Optionee ceases to be a Director of the Company; and (ii) be exercisable, and shall vest, in full upon a Change in Control of the Company.

         A "Change in Control" means the occurrence of one or more of the following events:

                  (a) Any person within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act or 1934, as amended (the "Exchange Act"), other than the Company (including its subsidiaries, directors or executive officers) has become the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of 50 percent or more of the combined voting power of the Company's then outstanding Common Stock or equivalent in voting power of any class or classes of the Company's outstanding securities ordinarily entitled to vote in elections of directors ("voting securities");

                  (b) Shares representing 50 percent or more of the combined voting power of the Company's voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by the Company or its subsidiaries or affiliates);


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                  (c) As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or of any successor to the Company;

                  (d) Following the date hereof, the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Company, other than (A) any party to such merger or consolidation, or (B) any affiliates of any such party; or

                  (e) The Company transfers more than 50 percent of its assets, or the last of a series of transfers results in the transfer of more than 50 percent of the assets of the Company, to another entity that is not wholly-owned by the Company. For purposes of this subsection (v), the determination of what constitutes 50 percent of the assets of the Company shall be made by the Compensation Committee of the Board of Directors of the Company, as constituted immediately prior to the events that would constitute a change of control if 50 percent of the Company's assets were transferred in connection with such events, in its sole discretion.

         5. PROCEDURE FOR EXERCISE. Exercise of the Option or a portion thereof shall be effected by the giving of written notice to the Company and payment of the purchase price prescribed in Section 1 above for the shares to be acquired pursuant to the exercise.

         6. PAYMENT OF PURCHASE PRICE. Payment of the purchase price for any shares purchased pursuant to the Option shall be in cash, unless otherwise agreed to in writing by the Compensation Committee of the Board of Directors of the Company.

         7. TRANSFER OF OPTIONS. The Option may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Optionee, may be exercised only by the Optionee or by the Optionee's legally authorized representative.

         8. ACCEPTANCE OF THE PLAN. The Option is granted subject to all of the applicable terms and provisions of the Plan, and such terms and provisions are incorporated by reference herein. The Optionee hereby accepts and agrees to be bound by all the terms and conditions of the Plan.

         9. AMENDMENT. This Agreement may be amended by an instrument in writing signed by both the Company and the Optionee.

         10. MISCELLANEOUS. This Agreement will be construed and enforced in accordance with the laws of the State of Delaware and will be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of the Optionee.




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         Executed as of the date first above written.



                                        MOBILITY ELECTRONICS, INC.



                                        By: /s/ CHARLES R. MOLLO
                                           ------------------------------------
                                            Charles R. Mollo,
                                            Chief Executive Officer




                                           /s/ JEFFREY R. HARRIS
                                           ------------------------------------
                                            Jeffrey R. Harris




                                            ###-##-####
                                            -----------------------------------
                                            Social Security Number of Optionee




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